Pricing Supplement No.  M002     Dated   1/17/2002          Rule 424(b)(2)
                                                       File No. 333-55650
(To Prospectus dated March 1, 2001)

                              This Pricing Supplement consists of 3 page(s)
SALOMON SMITH BARNEY HOLDINGS INC.
Notes, Series M (Registered Notes)
Due Nine Months or More from the Date of Issue

Principal Amount or Face Amount:     $25,000,000.00
Issue Price:     100.00%
Proceeds to Company on original issuance:  $25,000,000.00

Commission:                                      $0.00

Salomon Smith Barney Inc.'s capacity on original issuance:     | | as agent
                                                      |X| as principal
If as principal
         | | The Notes are being offered at varying prices related
             to prevailing market conditions but not to exceed 100.00%.
      |x| The Notes are being offered at a fixed initial public offering price of 100.00% of Principal Amount.

Form of Note: |x| Global  | | Definitive
Original Issue Date:     1/17/2002
Stated Maturity:     1/17/2017
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus)
Interest Payment Dates: The 17th of every month.
First Interest Payment Date: Feb 17, 2002.
    Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: |X| Fixed Rate | | Floating Rate   | | Indexed Rate
                                                         (See Attached)
Interest Rate (Fixed Rate Notes):  6.75%
Initial Interest Rate (Floating Rate Notes):
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
            | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
            | | Treasury Rate Constant Maturity    | | Prime Rate
            | | J.J. Kenny Rate                        | | Euribor
            | | Eleventh District Cost of Funds    | | Other
Calculation Agent (If other than Citibank):   | | Salomon Smith Barney Inc.
                                                  | | Other  (See Attached)
Computation of Interest:  |X| 30 over 360       | | Actual over Actual
                             | | Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:
Rate Determination Dates:
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:
Spread (+/-):
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes (See Attached)  |X| No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No

Renewable Note: | | Yes (see attached)  |x| No
Optional Extension of Maturity: | | Yes (see attached)  |x| No

Optional Redemption:   |X|  Yes   | |  No
  Optional Redemption Dates: Optional redemption beginning on January 17, 2006 and on any interest payment date thereafter, up to but excluding the maturity date.

   Redemption Prices: At par, plus accrued and unpaid interest.
   Redemption: | |In whole only and not in part |X| May be in whole or in part

Optional Repayment:       | |  Yes     |X|  No
         Optional Repayment Dates:
         Optional Repayment Prices:

Survivor's Option:        | |  Yes       |X|  No

Discount Note:   | |  Yes   |x|  No
         Total Amount of OID:
         Bond Yield to Call:
         Bond Yield to Maturity:
         Yield to Maturity:

Cusip:  79548GAP2.


                      DESCRIPTION OF THE NOTES


           The description in this Pricing Supplement of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the
 Notes set forth in the accompanying Prospectus, to which reference is hereby made.